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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g)
            of the Securities Exchange Act of 1934 or Suspension of
       Duty to File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                         Commission File Number: 0-28100

                            AXENT TECHNOLOGIES, INC.
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             (Exact name of registrant as specified in its charter)

                         2400 Research Blvd., Suite 200
                            Rockville, Maryland 20850
                                 (310) 258-5043
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  COMMON STOCK
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            (Title of each class of securities covered by this Form)

                                      NONE
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           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)          [X]         Rule 12h-3(b)(1)(ii)  [ ]
          Rule 12g-4(a)(1)(ii)         [ ]         Rule 12h-3(b)(2)(i)   [ ]
          Rule 12g-4(a)(2)(i)          [ ]         Rule 12h-3(b)(2)(ii)  [ ]
          Rule 12g-4(a)(2)(ii)         [ ]
          Rule 12h-3(b)(1)(i)          [ ]         Rule 15d-6            [ ]

        Approximate number of holders of record as of the certification or notice date: 1

        Pursuant to the requirements of the Securities Exchange Act of 1934, AXENT Technologies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




DATE:  December  15  , 2000            BY:   /s/ John C. Becker
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                                           Name: John C. Becker
                                           Title: Chairman and Chief Executive
                                                  Officer